Exhibit 10.27.1

Execution Version

AMENDED AND RESTATED SECURED PROMISSORY NOTE

April 1, 2005	$8,268,000

LANGER, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of SSL Holdings, Inc., a Delaware corporation (the “Seller”), or its assigns (the Seller and each of its assigns is a “Holder”), the principal amount of Eight Million Two Hundred Sixty Eight Thousand Dollars ($8,268,000) (the “Principal Amount”).  This Amended and Restated Secured Promissory Note (the “Note”) has been issued pursuant to Section 2.4 of that certain Stock Purchase Agreement, dated as of September 22, 2004 (the “Purchase Agreement”), by and among the Company, the Seller, LRC North America, Inc., a Delaware corporation (“LRC”), and Silipos, Inc., a Delaware corporation (“Silipos”) and Limited Release among the Company, the Seller, LRC and Silipos dated the date hereof.  This Note replaces, and its terms supersede those set forth in, that certain Secured Promissory Note dated September 30, 2004 (the “Original Note”) in the original principal amount of $7,500,000 made by the Company in favor of the Seller and all obligations, covenants and agreements set forth therein.  The Original Note shall be cancelled upon valid execution and delivery of this Note by the Company to the Holder.  This Capitalized terms used herein which are not defined shall have the respective meanings given to them in the Purchase Agreement.

1.             Payment of Principal.  The Company shall repay the entire Principal Amount outstanding on or before the earliest of (a) March 31, 2006 (the “Maturity Date”), (b) a sale or transfer (in one or more transactions or series of transactions) of (i) all or substantially all of the assets of Silipos, Inc. (“Silipos”) to an entity that is not a direct or indirect subsidiary of the Company or Silipos, (ii) all or substantially all of the assets of the Company or any of its respective successors or assigns, (iii) a majority of the then-issued and outstanding capital stock of Silipos to an entity that is not a direct or indirect subsidiary of the Company or Silipos, (iv) a majority of the then-issued and outstanding capital stock of the Company or any of its successors or assigns to an entity that is not a direct or indirect subsidiary of the Company, or (c) a merger, consolidation, share exchange or any other business combination between any of the Company, Silipos, or any of their respective successors or assigns and any non-affiliated entity, whereby the holders of a majority of the voting stock or other voting equity of such entity prior to such transaction do not hold a majority of the voting stock or other voting equity of the surviving or resulting entity in the transaction immediately after consummation thereof.

2.             Payment of Interest.  Interest shall be payable semi-annually in arrears on the last day of February and August in each year until the Maturity Date; provided, however, the first interest payment on this Note shall not be due and payable until February 1, 2005.  At the Maturity Date, all unpaid principal and interest shall be due and payable to the Holder in cash. Interest shall accrue until March 31, 2005, at the rate of five and one-half percent (5.5%) per annum (based on a 360 day year comprised of twelve 30 day months) on the unpaid Principal Amount outstanding.  From April 1, 2005 until March 31, 2006, interest shall accrue at the rate of seven and one-half percent (7.5%) per annum on the unpaid Principal Amount outstanding (based on a 360 day year comprised of twelve 30 day months).

3.             Time of Payment.  If any payment of principal or interest on this Note shall become due on a Saturday, Sunday, or legal holiday under the laws of the State of New York, such payment shall be made on the next succeeding day that is not a Saturday, Sunday or such legal holiday (a “Business Day”) and such extension of time shall in such case be included in computing interest in connection with such payment.

4.             Prepayment.  The Company shall have the right to prepay the Note, in whole or in part, at any time or from time to time, without premium or penalty, but with interest accrued and unpaid to the date of such prepayment.

5.             Protection Payment.  Pursuant to Section 6 of the Original Note, the Company has delivered to the Holder written notice (the “Protection Notice”) on or prior to March 15, 2005 of the Company’s election to increase the principal amount of the Original Note by an amount equal to $1,000,000 (such $1,000,000 increase in the Principal Amount the “Protection Payment”), and, by delivering this Note, increased the principal amount of the Original Note by an amount equal to $1,000,000.

6.             Security.  As collateral security for the payment of this Note and of any and all other obligations and liabilities of the Company to the Seller, the Holder shall execute and deliver to the Seller the Pledge Agreement (the “Pledge Agreement”), dated as of the date hereof, executed and delivered by the Company in favor of the Seller.

7.             Events of Default.

(a)           Definition.  For purposes of this Note, an “Event of Default” shall be deemed to have occurred if:

(i)            the Company shall default in the payment of any amount due under this Note, or otherwise in respect of any Senior Indebtedness, on the date when due, whether at maturity or other time, by acceleration or otherwise and such default shall continue for five (5) calendar days thereafter.  “Senior Indebtedness” shall mean (i) that certain purchase money financing in the principal amount of Five Million Five Hundred Thousand Dollars ($5,500,000) referred to in Section 6.1(h) of the Purchase Agreement or any replacement up to the original amount thereof, less any repayment thereof, (ii) working capital financing from a bank with a principal amount equal to or less than Three Million Five Hundred Thousand Dollars ($3,500,000), any replacement up to the original amount thereof, less any repayment thereof, and (iii) any indebtedness incurred to finance the acquisition of Poly-Gel in connection with the exercise of the Put Option, as defined in the Purchase Agreement;

(ii)           default shall be made in the due observance or performance of any other covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms of this Note and such default shall continue for ten (10) days after written notice thereof, specifying such default and requesting that the same be remedied, shall have been given to the Company by the Holder;

(iii)          an Insolvency Event occurs.  “Insolvency Event” means any dissolution, winding up, liquidation, composition or similar relief with respect to all or substantially all of the Company’s debts, whether voluntary or involuntary or in bankruptcy, receivership, or similar proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company, and in the case of an involuntary proceeding, it is not dismissed within sixty (60) days; or

(iv)          The Company shall violate the Tangible Net Worth Covenant or the Incurrence Covenant.

(b)           Consequences of Events of Default.

(i)            If an Event of Default of the type other than that described in clause (iii) of subparagraph 7(a) has occurred and is continuing, the Holder may declare all or any portion of the outstanding Principal Amount due and payable and demand immediate payment of all or any portion of the outstanding Principal Amount.  If the Holder demands immediate payment of all or any portion of the Note, the Company shall immediately pay to such Holder the Principal Amount requested to be paid together with all accrued and unpaid interest thereon.

(ii)           If an Insolvency Event occurs, all of the outstanding Principal Amount shall automatically be immediately due and payable without any notice or other action on the part of the Holder.

(iii)          If an Event of Default has occurred, each Holder shall also have any other rights or remedies which such Person may have pursuant to applicable law or equity.

(iv)          Upon an Event of Default, the interest rate shall accrue at a rate of twelve percent (12%) and shall increase by three percent (3%) every ninety (90) days thereafter until it reaches the maximum amount permitted by applicable law.

8.             Subordination.

(a)           This Note and the indebtedness evidenced hereby are subordinate in all respects to the prior payment in full of those amounts in respect of the Senior Indebtedness.

(b)           Within ten (10) business days after a default or event of default with respect to the Senior Indebtedness, the Company shall furnish a written notice thereof, including a copy of any written notice received by the Company from the holder of such Senior Indebtedness, to the Holder in the manner and at the address specified pursuant to Section 11 hereof.  From and after the time that the Company receives such notice from the holder of the Senior Indebtedness, the Company’s obligation to make payment on account of principal or interest on the Note is subject to subsection 8(c).

(c)           If there shall have occurred an event of default with respect to the Senior Indebtedness, or in the instrument or instruments under which the Senior Indebtedness has been issued, permitting the holders thereof, after notice or lapse of time, or both, to accelerate the maturity thereof, then no payment on account of principal or interest on the Note shall be made, nor shall any assets be applied to the conversion, redemption or other acquisition or retirement of the Note until the earliest to occur of (i) 60 days after the date of such default, or

(ii) the date on which the Senior Indebtedness to which such event of default related is discharged or accelerated, or (iii) the date such event of default is waived by the holders of such Senior Indebtedness or otherwise cured, or (iv) the filing of any voluntary or involuntary petition in bankruptcy by or against the Company.  Within three (3) business days after resolution of such default or event of default in accordance with the immediately preceding sentence, the Company shall furnish written notice thereof to the Holder, in the manner and at the address specified pursuant to Section 11 hereof.

9.             Covenants.

(a)           Tangible Net Worth Covenant.  On each October 1, January 1, April 1 and July 1 (each, a “Test Date”) during the period beginning on the date hereof and ending on the date on which the entire Principal Amount and all accrued interest thereon shall have been paid in full to the Holder (the “Covenant Period”), the Tangible Net Worth of the Company shall not be less than $4,500,000 (the “Tangible Net Worth Covenant”).  For purposes of this Note, “Tangible Net Worth” shall mean the net book value (after deducting related depreciation, obsolescence, amortization, valuation and other proper reserves) at which the consolidated assets of Silipos would be shown on a consolidated balance sheet at such time, minus the sum of (a) all items properly classified as intangibles in accordance with GAAP (b) investments in subsidiaries (including Silipos UK, Ltd.); and (c) the amount at which Silipos’ liabilities (other than capital stock and surplus) would be shown on such balance sheet.  Within 15 Business Days after each such Test Date, Silipos shall provide a written report to the Holder of the Tangible Net Worth of Silipos and Silipos UK, Ltd. as of the most recent Test Date with supporting documentation which provides reasonable detail to allow the Holder to confirm the calculation of such Tangible Net Worth as of the most recent Test Date.

(b)           Incurrence Covenant.  During the Covenant Period, the Company or its subsidiaries shall not incur indebtedness for borrowed money to any party; provided, however, the Company may incur the Senior Indebtedness, indebtedness for financing solely for the payment of the Put Option (as such term is defined in the Purchase Agreement) and may also enter into equipment or capital lease transactions which do not exceed $500,000 in the aggregate (the “Incurrence Covenant”).

10.           Amendment and Waiver.  This Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of the Holder.

11.           Loss, Theft, Destruction or Mutilation of Note.  Upon receipt of evidence of the loss, theft, destruction or mutilation of this Note, and, in the case of any such loss, theft or destruction, upon receipt of an affidavit of loss from the Holder in form reasonably satisfactory to the Company, the Company will make and deliver, in lieu of this Note, a new Note of like tenor.

12.           Place of Payment; Notices.  Payments of principal and any notice or report are to be delivered to the Holder at the following address: 3585 Engineering Drive #200, Norcross, GA 30092-9214, Attn: Accounting Department or to such other address as specified in a written notice delivered to the Company by Holder.  Notices sent by the Company shall be deemed received when delivered personally or one (1) Business Day after being sent by Federal Express or other nationally recognized overnight carrier or three (3) Business Days after being sent by certified or registered mail to the following address:

Langer, Inc.

450 Commack Road

Deer Park, New York 11729

Attention: Chief Executive Officer

Facsimile: (631) 667-1203

with a copy to:

Kane Kessler, P.C.

1350 Avenue of the Americas

New York, New York 10019

Attention: Robert L. Lawrence, Esq.

Facsimile: (212) 245 3009

13.           Jurisdiction.  This Note shall be subject to the exclusive jurisdiction of the courts of New York County, New York. Any Event of Default hereunder shall be deemed to be a default occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York, and the Company and the Holder, for themselves and their successors, irrevocably and expressly agree to submit to the exclusive jurisdiction of the courts of the State of New York for the purpose of enforcing the terms of this Note or the transactions contemplated hereby.  The Company and the Holder irrevocably waive (for themselves and their successors), to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note or any judgment entered by any court located in New York County, New York, and further irrevocably waive any claim that any suit, action or proceeding brought in New York County, New York has been brought in an inconvenient forum.

14.           Assignment.  This Note may be assigned by the Company to any wholly-owned subsidiary of the Company; provided, however, that the Company shall (i) provide written notice of such assignment to the Holder within five (5) days of such assignment, (ii) provide a written assumption signed by the assignee of this Note agreeing to be bound by the provisions of this Note, and (iii) remain jointly and severally liable with any such assignee for the obligations, liabilities and provisions of this Note.

15.           Governing Laws.  The validity, construction, and interpretation of this Note shall be governed by the internal laws of the State of New York without respect to the principles of conflicts of laws of the State of New York or any other jurisdiction.

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IN WITNESS WHEREOF, the Company has executed and delivered this Amended and Restated Secured Promissory Note on the date first above written.

LANGER, INC.

By:
Name:
Title: